Exhibit 9(vi) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K


                          AMENDMENT NO. 1 TO SCHEDULE C
             FUND ACCOUNTING AND SHAREHOLDER RECORDKEEPING AGREEMENT

         This Amendment No. 1 to Schedule C of Fund Accounting and Shareholder Recordkeeping Agreement is made and entered into as of April 1, 1994 by and between the SouthTrust Vulcan Funds (the "Trust"), a Massachusetts business trust, and Federated Administrative Services, assignee of Federated Services Company ("Services"), a Delaware business trust.

         WHEREAS, the Trust and Services entered into a Fund Accounting and Shareholder Recordkeeping Agreement dated April 2, 1993 (the "Agreement"); and

     WHEREAS, the Trust and Services have agreed to amend the Agreement in certain respects;

         NOW THEREFORE, the parties intending to be legally bound agree as follows:

     1. Schedule C to the Agreement is amended by deleting the Schedule C and replacing it with the following:

                                   SCHEDULE C
                                Fees and Expenses
             Fund Accounting and Shareholder Recordkeeping Agreement



I.  Transfer Agency Services
   Base Fee* (Annual fee per fund, class or other subdivision)                                    $24,000
   Account Fee* (Annual account charge)
       (includes system access and funds control and reconcilement
            Daily dividend fund                                                                    $16.00
            Monthly dividend fund                                                                  $10.00
            Quarterly dividend fund                                                                $10.00
            Contingent Deferred Sales Charge (Additionally)                                        $  5.00
                 (monthly and quarterly funds only)
            Closed Accounts*                                                                       $  1.20
                 (annual)
            Termination Fee (One time charge)                                                     $20,000
II.  Shareholder Services
   Other Account Fees* (Services or features not covered above)
            Account Activity Processing                                                            $  3.50
                 (includes account establishment, transaction and maintenance processing)
            Account Servicing                                                                      $  4.50
                 (includes shareholder servicing and correspondence)

*   All fees are annualized and will be prorated on a monthly basis for billing         purposes.  Out-of-pocket
expenses are not covered by these fees.


     WITNESS the due execution hereof this November 1, 1996.

Attest:                               SOUTHTRUST VULCAN FUNDS



/s/ Peter J. Germain                  By:/s/ C. Christine Thomson
Secretary                             Vice President


Attest:                               FEDERATED SHAREHOLDER
                                      SERVICES COMPANY
                                      (formerly  Federated Services Company)



/s/ Thomas J. Ward                    By:/s/ R. Jeffrey Niss
Secretary                                          President